UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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USG CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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USG Corporation 550 West Adams Street Chicago, Illinois 60661

SUPPLEMENT TO THE

PROXY STATEMENT DATED APRIL 4, 2013

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2013

April 26, 2013

To the Stockholders of USG Corporation:

On or about April 4, 2013, we mailed a proxy statement to our stockholders describing the matters to be voted on at our annual meeting of stockholders, or the Annual Meeting, to be held on May 8, 2013, including the approval of an amendment to our Restated Certificate of Incorporation, or the Protective Amendment, to restrict certain transfers of our common stock in order to protect the tax benefits of our net operating loss carryforwards. After mailing the proxy statement, we were informed by a proxy advisory service that it would not recommend a vote “for” the Protective Amendment because it provided the Board of Directors the authority to extend the expiration date for the Protective Amendment in certain limited circumstances.

Consequently, on April 25, 2013, the Board of Directors approved a revision to the Protective Amendment to eliminate the Board of Director’s authority to extend the expiration date for the Protective Amendment. The Protective Amendment was filed as Annex B to the proxy statement. The text of Section (l)(ii) of the Protective Amendment, as revised, is set forth below:

(ii) Nothing contained in this article THIRTEENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits; provided, however, that nothing herein shall be deemed to authorize the Board of Directors to extend the Expiration Date. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this article THIRTEENTH, (3) modify the definitions of any terms set forth in this article THIRTEENTH or (4) modify the terms of this article THIRTEENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

Our Board of Directors deems the adoption of the Protective Amendment as so revised to be in our and our stockholders’ best interests and recommends a vote FOR approval of the revised Protective Amendment.

This Supplement should be read in conjunction with our proxy statement, which in all respects other than this revision remains as described therein. If you have already voted your shares and do not wish to change your vote, no further action is necessary. You do not need to submit a new proxy voting form unless you wish to change your vote.

All validly executed proxy voting forms or votes cast over the Internet or by telephone at any time (either prior to or after the date hereof) indicating a vote for or against approval of the Protective Amendment will be deemed to constitute a vote for or against approval of the Protective Amendment as revised and described in this

Supplement. If you have already voted your shares and you wish to change your vote on any matter, you may revoke your proxy before it is voted at the Annual Meeting by (1) submitting a new, proper proxy over the Internet or by telephone, (2) signing, dating and returning the proxy voting form, (3) giving written notice to our Corporate Secretary or (4) attending the Annual Meeting and voting in person. For your convenience, another proxy voting form is included with this Supplement.

The revised Protective Amendment will be presented for stockholder approval at our Annual Meeting. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 8, 2013 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. Brokers may not vote your shares on non-routine matters in the absence of specific voting instructions from you. If you have not yet voted or wish to change your vote, you are urged to do so as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

James S. Metcalf

Chairman of the Board, President

and Chief Executive Officer